Exhibit 99.1

Mesa Labs Announces Second Quarter Results

Lakewood, Colorado, November 6, 2023 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacturing of life science tools and critical quality control solutions, today announced results for its second fiscal quarter (“2Q24”) ended September 30, 2023.

Second quarter FY 2024 compared to second quarter FY 2023:

●	Revenues decreased 9.5% but increased 5.0% vs 1Q24

●	Non-GAAP core organic revenues[3] decreased 10.1% but increased 2.7% vs. 1Q24

●	Operating income decreased 101.5%

●	Non-GAAP adjusted operating income[1] excluding unusual items decreased 29.1% but increased 17.2% vs 1Q24

Executive Commentary (amounts in thousands)

“Second quarter performance was lower than the previous year, as expected, due to sluggish capital equipment orders in the biopharmaceutical vertical and the previously announced customer loss of Sema4 in our Clinical Genomics division early in 3Q23 but was better than the first quarter for both revenues and AOI excluding unusual items. Total revenues for the second quarter were $53,165, which resulted in an organic revenue (“organic”) decline of 9.6% versus the same quarter in the prior year (“2Q23”), or a 5.0% sequential increase when compared to the first quarter of the current fiscal year. Specifically, decreases in hardware and software revenues in our Biopharmaceutical Development division and the lost Sema4 revenue accounted for the substantial majority of the company wide decline seen in the current quarter. Core organic revenues (“core organic”), which excludes the impact of currency and COVID related revenues, declined 10.1% in the quarter as the USD/EUR exchange rate peaked in our second quarter last fiscal year” said Gary Owens, Chief Executive Officer of Mesa Labs.

Mr. Owens continued, “profitability for 2Q24, as measured by our primary metric of adjusted operating income (“AOI”) excluding unusual items was $11,163, a decrease of 29.1% quarter over quarter primarily due to the decreased revenues. This number however did increase by 17.2% sequentially from 1Q24 primarily due to increases in revenues. Additionally, during 2Q24 we implemented cost control actions taken in response to the unclear macroeconomic environment and the specific slow-down in the biopharmaceutical vertical which are expected to generate annual savings of approximately $2,000 starting in 3Q24.”

“We are pleased to see that 2Q24 Biopharmaceutical Development division consumables revenues grew by 4.7% versus the same quarter in the prior year and by 13.2% year to date versus the prior year. We believe that strong utilization of our equipment is the best indicator of the long-term health of the division. Additionally, we are beginning to see increasing quote activity in the Biopharmaceutical Development division although end of calendar year capital budgets for our customers remain opaque. While our business in China has held up through 2Q24, we are seeing requests for proposal activity in our Clinical Genomics business in the region begin to slow and it is likely that we will not be immune to the ongoing macroeconomic headwinds in China over the second half of fiscal year 2024” added Mr. Owens.

“In early October we continued to add to Mesa’s capability in the Sterilization & Disinfection Control division through the acquisition of GKE, which is based in Waldems, Germany. GKE brings a highly competitive portfolio of chemical indicators and healthcare focused channels that are very complementary to our SDC division’s strength in biological indicators and life sciences channels. Over the first 12 months of complete ownership, we expect GKE to add €19-€20 million of revenues and, excluding the impact of purchase accounting and integration expenses, we expect gross profit as a percentage of revenues to be in line with our existing SDC business and AOI as a percentage of revenues to approach 37%-40%. Additionally, we expect GKE to deliver mid-single digit organic revenues growth over the next several years and enable other synergies benefiting the division’s life sciences and healthcare customers alike” concluded Mr. Owens.

Financial Results (amounts in thousands, except per share data)

Total revenues were $53,165, a decrease of 9.5% compared to the second quarter of fiscal year 2023 (“2Q23”). Operating (loss) income decreased 101.5% to $(60). Net (loss) income was $(1,230), a decrease of 194% or $(0.23) per diluted share of common stock.

As detailed in the Unusual Items table below, operating income for 2Q24 and 2Q23 was impacted by unusual items totaling $855 and $267, respectively.

On a non-GAAP basis, core organic decline was 10.1% and AOI decreased 33.4% to $10,308 or $1.91 per diluted share of common stock compared to 2Q23. As detailed in the Unusual Items table below, AOI for 2Q24 and 2Q23 was impacted by unusual items totaling $855 and $267, respectively. Excluding the unusual items for 2Q24 and 2Q23, AOI decreased 29.1% to $11,163. A reconciliation of non-GAAP measures is provided in the tables below.

Division Performance

	Revenues		Organic Revenues Growth[2]		Core Organic Revenues Growth[3]
(Amounts in thousands)	Three Months Ended September 30, 2023	Six Months Ended September 30, 2023	Three Months Ended September 30, 2023	Six Months Ended September 30, 2023	Three Months Ended September 30, 2023	Six Months Ended September 30, 2023
Sterilization and Disinfection Control	$17,080	$33,007	0.7%	4.0%	(1.5)%	2.5%
Clinical Genomics	15,549	28,918	(15.7)%	(12.2)%	(14.9)%	(10.3)%
Biopharmaceutical Development	9,207	19,096	(24.4)%	(17.8)%	(25.4)%	(16.5)%
Calibration Solutions	11,329	22,789	1.1%	6.4%	1.1%	6.6%
Total reportable segments	$53,165	$103,810	(9.6)%	(5.0)%	(10.1)%	(4.6)%

Sterilization and Disinfection Control (32% of revenues in 2Q24) revenues were $17,080 for the quarter which resulted in organic growth of 0.7% and a core organic decline of 1.5%. Gross profit percentage expanded 110 bps versus the same quarter in the prior year to 73.0%, well within our target range at this level of quarterly revenues.

Clinical Genomics (29% of revenues in 2Q24) revenues were $15,549 for the quarter which resulted in an organic decline of 15.7% and a core organic decline of 14.9%. The quarter was strongly impacted by the previously announced closure of Sema4’s expanded carrier screening, an approximate $8,200 annual headwind that began fully impacting the business in 3Q23. Excluding the 2Q23 Sema4 loss, the core organic decline for this division would have been approximately 2.0% for the quarter. Gross profit percentage was 49.7% for the quarter, a decline of 800 bps as compared to the same quarter prior year and well below our long-term target of high 50’s to low 60’s primarily as a result of lower revenues on a partially fixed cost base and unfavorable product mix.

Biopharmaceutical Development (17% of revenues in 2Q24) revenues were $9,207 which yielded an organic decline of 24.4% and core organic decline of 25.4%, both results well below our long-term growth expectations. As mentioned previously, headwinds are concentrated in hardware placements into the biopharmaceutical vertical and while funnel sizes are increasing, the capital budgeting process in this market remains opaque and it is unclear if revenues will increase substantially next quarter. Despite the decline in revenues, gross profit percentage held up reasonably well at 59.8% due mostly to an increase in consumables revenues and a favorable product mix which partially mitigated the impact of decreased hardware revenues.

Calibration Solutions (22% of revenues in 2Q24) revenues were $11,329 which resulted in both organic and core organic growth of 1.1% as compared to the same quarter prior year. Gross profit percentage was 56.6% for the quarter, an increase of 290 bps as compared to the same quarter prior year primarily due to favorable product mix and increased revenues on a partially fixed cost base.

Use of Non-GAAP Financial Measures

Adjusted operating income, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed after the tables that accompany this press release under the heading “Supplemental Information Regarding Non-GAAP Financial Measures.” Reconciliations of GAAP to non-GAAP financial measures are provided in the tables that accompany this press release.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth below, along with additional information regarding their use.

2 Organic revenues growth, a non-GAAP measure, is reported revenues growth excluding the impact of acquisitions.

3 Core organic revenues growth, a non-GAAP measure, is reported revenues growth excluding the impact of acquisitions, currency translation and COVID related revenues.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacturing of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effective integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or lower costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic, industry, and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Mesa intends or believes will or may occur in the future. Without limiting the foregoing, the words “expect,” “plan,” “seek,” “anticipate,” “intend,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2023 and our subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of March 31, 2023)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues	$53,165	$58,749	$103,810	$109,202
Cost of revenues	21,056	22,363	40,518	41,475
Gross profit	32,109	36,386	63,292	67,727
Operating expenses	32,169	32,391	64,016	68,326
Operating (loss) income	(60)	3,995	(724)	(599)
Nonoperating expense (income)	1,265	611	1,538	1,429
(Loss) earnings before income taxes	(1,325)	3,384	(2,262)	(2,028)
Income tax (benefit) expense	(95)	2,078	(483)	(1,896)
Net (loss) income	$(1,230)	$1,306	$(1,779)	$(132)

(Loss) earnings per share (basic)	$(0.23)	$0.25	$(0.33)	$(0.02)
(Loss) earnings per share (diluted)	(0.23)	0.24	(0.33)	(0.02)

Weighted average common shares outstanding:
Basic	5,387	5,323	5,379	5,298
Diluted	5,387	5,364	5,379	5,298

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2023	March 31, 2023
Cash and cash equivalents	$35,617	$32,910
Other current assets	82,045	86,065
Total current assets	117,662	118,975
Property, plant and equipment, net	28,574	28,149
Other assets	490,952	514,708
Total assets	$637,188	$661,832

Liabilities	$249,429	$268,352
Stockholders’ equity	387,759	393,480
Total liabilities and stockholders’ equity	$637,188	$661,832

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating (loss) income (GAAP)	$(60)	$3,995	$(724)	$(599)
Amortization of intangible assets	7,185	7,106	14,405	14,426
Stock-based compensation expense	3,183	4,371	6,151	7,803
Adjusted operating income (non-GAAP)	$10,308	$15,472	$19,832	$21,630

Adjusted operating income per share (basic)	$1.91	$2.91	$3.68	$4.08
Adjusted operating income per share (diluted)	$1.91	$2.88	$3.68	$4.08

Weighted average common shares outstanding:
Basic	5,387	5,323	5,379	5,298
Diluted	5,387	5,364	5,379	5,298

Organic and Core Organic Revenues Growth (Unaudited)

	Three Months Ended September 30, 2023	Six Months Ended September 30, 2023
Total revenues growth	(9.5)%	(4.9)%
Impact of acquisitions	(0.1)%	(0.1)%
Organic revenues growth	(9.6)%	(5.0)%
Currency translation	(0.8)%	0.1%
COVID related revenues	0.3%	0.3%
Core organic revenues growth	(10.1)%	(4.6)%

Detail of Unusual Items (Unaudited)

As discussed above, operating income and adjusted operating income were impacted by various unusual items during the three and six months ended September 30, 2023 and 2022. The following table provides detail of such items and reconciles the impact on operating income as reported under GAAP and non-GAAP adjusted operating income. (Amounts in thousands.)

Impact of unusual items on operating income	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Operating (loss) income (GAAP)	$(60)	$3,995	$(724)	$(599)

Unusual items – before tax
Agena integration costs	$--	$267	$--	$623
GKE acquisition costs	505	--	505	--
Restructuring costs	350	--	350	--
Total Impact of unusual items on operating income – before tax	855	267	855	623

Operating income excluding unusual items	$795	$4,262	$131	$24

Impact of unusual items on adjusted operating income	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022
Adjusted operating income (non-GAAP)	$10,308	$15,472	$19,832	$21,630

Unusual items – before tax
Agena integration costs	$--	$267	$--	$623
GKE acquisition costs	505	--	505	--
Restructuring costs	350	--	350	--
Total impact of unusual items on adjusted operating income – before tax	855	267	855	623

Adjusted operating income excluding unusual items	$11,163	$15,739	$20,687	$22,253

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, organic revenues growth, and core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts its operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.

●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.

●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.